UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (or Date of Earliest Event Reported): December 15, 2005
Trinsic, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-28467 (Commission File Number)	59-3501119 (I.R.S. Employer Identification Number)
601 South Harbour Island Boulevard, Suite 220
Tampa, Florida 33602
(Address of Principal Executive Offices)
(813) 273-6261
(Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.03      Creation of a Direct Financial Obligation
     On December 15, 2005, we borrowed $1,000,000 from The 1818 Fund III, L.P., our largest shareholder, in order to take advantage of the tax settlement described below with the State of New York. The Fund is one of a family of funds managed by Brown Brothers Harriman & Company. In connection with the loan, we delivered to the Fund a promissory note bearing interest at 12% annually and due on demand. Upon request by the Fund we will be required to provide to the Fund a security interest in any and all of our assets, except those subject to our Receivables Sales Agreement with Thermo Credit LLP. The Fund has requested and we have delivered to the Fund a mortgage on real property we own in Atmore, Alabama where we have an operations center.
Section 8 — Other Events
Item 8.01     Other Events
     On December 19, 2005, we reached a settlement with the State of New York to resolve certain corporate and sales tax disputes for the tax years 1999 through 2001. The settlement is approximately $2.8 million which will be paid in a down payment of $750,000 with the remainder to be paid in 24 equal monthly installments. We believe we adequately accrued for this liability in previous periods.
Section 9 — Financial Statements and Exhibits
Item 9.01     Exhibits
     Exhibit A      Promissory Note

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 19, 2005.
TRINSIC, INC.
BY: /s/ Horace J. Davis, III
	Name:	Horace J. Davis, III
	Title:	Chief Executive Officer

A signed original of this Form 8-K has been provided to Trinsic, Inc. and will be retained by Trinsic, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.